Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is executed on the 15th day of November, 2013, but is effective for all purposes as of the Effective Time (as defined hereinafter) and is by and between CP Exploration, LP (hereinafter referred to as “Seller”, whether one or more), and Black Ridge Oil & Gas, Inc. (hereinafter referred to as “Buyer”, whether one or more). Seller and Buyer are sometimes referred to herein individually as a “Party” or collectively as “Parties.”

In consideration of the mutual promises contained herein, Buyer and Seller do hereby understand, acknowledge and agree as follows:

RECITALS

WHEREAS, Seller owns certain oil and gas leasehold interests and related assets and contractual rights more fully described on the exhibits hereto; and

WHEREAS, Seller desires to sell and Buyer desires to acquire these interests and related assets on the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Seller and Buyer hereby agree as follows:

ARTICLE 1 - PURCHASE AND SALE

1.1 Seller agrees to sell and convey, and Buyer agrees to purchase and pay for, all of Seller’s right, title and interest to the “Assets”, which term, as used herein, shall mean:

(a)	The undivided interests described or referred to on Exhibit A attached hereto and made a part hereof for all purposes in and to the entire estates created by the leases, licenses, permits and other agreements described on Exhibit A hereto (hereinafter collectively referred to as the “Leases”), insofar as the Leases cover and relate to the lands described therein (hereinafter collectively referred to as the “Lands”), together with identical undivided interests in and to all the property and rights incident thereto, and all rights in, to and under all agreements, including, but not limited to, all operating agreements, leases, permits, surface agreements, rights-of-way, easements, licenses, farmouts, side letter agreements, options, election letters and orders in any way relating thereto; all rights, titles and interests of Seller in and to the Lands and any agreements relating thereto, even though the interest of Seller is incorrectly described in, or a description of such interest be omitted from, or the interest of Seller is incorrectly stated or limited on Exhibit A hereto; and all right, title and interest of Seller in, to and under or derived from, the Leases of whatsoever kind, character or nature relating to the Lands, even though such interests be incorrectly described in, or a description thereof be omitted from, Exhibit A hereto;

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(b)	All rights, titles and interests of Seller in and to the oil and gas wells located on the Leases, as described on Exhibit B (the “Wells”), together with all associated personal property, equipment, pipelines, flow lines, gathering systems, fixtures, portable buildings, structures and improvements on the Lands, appurtenant thereto or used or obtained in connection with the Leases, with the Lands or with the production, treatment, sale or disposal of oil, gas or other hydrocarbons or waste produced therefrom or attributable thereto and all other appurtenances thereunto belonging;

(c)	All other leasehold interests, mineral interests, royalty and overriding royalty interests, production payment interests or other interests burdening production, if any, owned by Seller in and to the Lands and/or the Leases or attributable to production therefrom as of the Effective Time;

(d)	All unitization, pooling and operating agreements, as well as statutory participation consents, and the units created thereby which relate to the Assets or interests described in Exhibit A hereto, including any and all production and spacing units formed or defined under orders, regulations, rules and other official acts of the governmental authority having jurisdiction, together with any right, title and interest created thereby in the Leases and the Lands;

(e)	All oil, gas and other hydrocarbons stored upon (or stored elsewhere) which are produced from the Leases or from the Lands, or attributable to them in any unit of which the Leases or the Lands form a part from and after the Effective Time; and

(f)	All of the files, records, correspondence, data (including, but not limited to, engineering, geological, geophysical and production data), reports and maps, of any kind or character, now in the possession or control of Seller that relates to the items described in subparagraphs (a) through (e) above, without limitation (hereinafter referred to as the “Records”).

1.2 The purchase and sale of the Assets shall be effective as of October 1, 2013 at 12:01 A.M., local time where the Assets are located (referred to herein as the “Effective Time”).

ARTICLE 2 – PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Assets shall be TWENTY MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($20,500,000.00) (hereinafter referred to as the “Preliminary Purchase Price”); provided, however, the Preliminary Purchase Price shall be adjusted at “Closing” (as that term is hereinafter defined) as follows:

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(a)	The Preliminary Purchase Price shall be increased by:

(i)	The value (which shall be based on and shall be determined by posted field prices prevailing as of the Effective Time) of all merchantable allowable oil and/or condensate in storage above the pipeline connections and natural gas liquids in storage on or off the Lands as of the Effective Time and credited to the Assets, less applicable taxes and gravity adjustments deducted by the purchasers thereof;

(ii)	All prepaid and other expenses attributable to the Assets in compliance with this Agreement and paid or incurred by Seller from and after the Effective Time to the date of Closing, including, but not limited to, lease operating expenses; and

(iii)	Any other amount agreed upon by Buyer and Seller.

(b)	The Preliminary Purchase Price shall be reduced by:

(i)	All proceeds received or receivable by or on behalf of Seller from sales of production attributable to the Assets from and after the Effective Time to the date of Closing;

(ii)	All unpaid ad valorem, property, production, severance and similar taxes accruing to the Assets prior to the Effective Time; which amount shall, to the extent not actually assessed, be computed based upon such taxes and assessments for the preceding calendar year, or, if such taxes or assessments are assessed on other than a calendar year basis, for the tax related year last ended;

(iii)	Amounts collected by Seller for sales of oil, gas and/or other hydrocarbons from the Assets, if any, that are payable to royalty owners, overriding royalty owners and working interest owners, and are held in suspense because of lack of information necessary to their release, questions as to ownership, address, or any other reason; and

(iv)	Any other amount agreed upon by Buyer and Seller.

Notwithstanding the foregoing and anything to the contrary set forth in this Agreement, each Party shall be responsible for one hundred percent (100%) of the drilling and completion costs of the respective Wells for which each Party is responsible, regardless of the date when such costs were incurred or paid, as set forth the attached Exhibit C. The Preliminary Purchase Price shall be increased or reduced accordingly and any necessary post-Closing adjustments pursuant to Article 9 shall be made to fulfill the purposes of this provision.

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2.2 Performance Deposit

(a)	Concurrent with the execution of this Agreement, Buyer shall deliver to U.S. Bank, N.A., as escrow agent (“Escrow Agent”), an amount equal to ten percent (10%) of the Preliminary Purchase Price as a performance deposit (the “Performance Deposit”), pursuant to the Escrow Agreement attached hereto as Exhibit F to assure Buyer’s performance of its obligations hereunder. The Performance Deposit shall be applied against the Purchase Price if Closing occurs or otherwise distributed in accordance with the terms of this Agreement. If the Performance Deposit is not received by Escrow Agent by the close of business on the third business day after the execution of this Agreement, this Agreement shall be null and void, and the Parties shall have no further obligation to each other hereunder. Buyer shall be solely responsible for paying any and all expenses and fees related to the use of Escrow Agent whether or not this transaction is consummated, and the Parties agree that no such expenses or fees shall be deducted from the Performance Deposit.

(b)	Subject to the other provisions of this Section 2.2, if all of the conditions to Closing set forth in Article 7 hereof have not been satisfied or waived by the Parties on or before the Closing (or such later date as hereafter may be mutually agreed upon by the Parties in writing), this Agreement shall terminate automatically. If (i) the conditions to Buyer’s obligations to close as set forth in Article 7 have not been satisfied or such conditions waived by Buyer by such date, or (ii) Buyer terminates this Agreement pursuant to Section 5.3, Section 6.2, or Article 11 below, the Performance Deposit shall be disbursed by Escrow Agent to Buyer as Buyer’s sole and exclusive remedy. If this transaction is not consummated by Buyer on such date for any other reason, the Performance Deposit shall be disbursed by Escrow Agent to Seller as agreed liquidated damages and not as a penalty, it being agreed that actual damages would be difficult to ascertain and that such amount is reasonable, and Buyer and Seller shall promptly (and in no event later than two (2) calendar days) execute a Joint Direction to authorize such disbursement. If the transactions contemplated herein are consummated by the Parties, Escrow Agent shall disburse the Performance Deposit to Seller at Closing. Prior to any disbursement by Escrow Agent of the Performance Deposit, the Parties shall provide to the Escrow Agent a Joint Direction instructing the Escrow Agent to disburse to the appropriate Party.

2.3 Transfer of Ownership. At Closing, ownership of the Assets conveyed to Buyer shall pass as of the Effective Time and all other attributes of ownership shall pass as of the date of Closing. All costs and expenses incurred by Seller in accordance with the terms of this Agreement for normal and necessary operation of the Assets after the Effective Time, including reasonable and customary fixed rate overhead charges prescribed by applicable operating agreements, shall be borne by Buyer. Prior to the Effective Time, all such costs and expenses shall be borne by Seller.

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ARTICLE 3 – REPRESENTATIONS AND WARRANTIES

3.1 Seller represents and warrants unto Buyer that:

(a)	Seller is a limited partnership validly existing and in good standing under the laws of the State of Nevada, with the requisite legal power and authority to own its properties and assets and to carry on its business as now being conducted.

(b)	Seller has the requisite legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by the director or owners of Seller. This Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, and no other act, approval or proceeding on the part of Seller or any other parties is required to authorize the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby.

(c)	All tax returns of Seller required by law to be filed have been filed and are complete and correct in all material respects, and to Seller’s knowledge, all taxes, assessments, fees and other governmental charges or penalties, of any kind or character, which have become due and payable and which have been assessed against the Assets and all production of oil, gas and/or other hydrocarbons attributable to the Assets prior to the Effective Time, or against Seller or its properties or other assets, have been timely and properly paid in full.

(d)	Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(e)	Seller has not filed for protection from its creditors under any bankruptcy, reorganization, or other law or statute and no such proceeding is being contemplated or threatened by or against Seller.

(f)	Seller shall not, directly or indirectly, reserve, retain or assign any recorded or unrecorded interest in the Assets, or the production attributable thereto, and Seller shall not reserve any recorded or unrecorded executory rights.

(g)	To Seller’s knowledge, Exhibit C sets forth all authorities for expenditures and other commitments to incur capital expenditures outstanding during the time period prior to the Effective Time in excess of Fifty Thousand Dollars ($50,000.00) net to Seller’s interest in connection with ownership or operations of the Assets for which Seller has received its net revenue share of the production payments (“Outstanding AFEs”).

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(h)	This Agreement and the Escrow Agreement, and the execution and delivery hereof and thereof by Seller, do not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of the charter or bylaws of Seller or any other governing documents of Seller, (ii) violate, conflict with, or constitute a default under, or result in the creation or imposition of any encumbrance under any mortgage, indenture, or agreement (including the Leases) to which Seller is a party or by which the Assets are bound, which violation, conflict, or default might adversely affect the ability of Seller to perform its obligations under this Agreement and the Escrow Agreement, or (iii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation, or rule of any court or governmental authority, which violation might adversely affect the ability of Seller to perform its obligations under this Agreement.

(i)	Seller is not a party to, and has not received written notice of, any suit or action pending, arising out of, or related to Seller’s ownership or operation of the Assets or the transactions contemplated by this Agreement; and to Seller’s knowledge, there is no suit or action pending, arising out of, or related to the ownership, operation or value of the Assets or the transactions contemplated by this Agreement.

(j)	To Seller’s knowledge, Exhibit D sets forth all operating agreement(s), exploration agreements, joint development agreements, farmout and farmin agreements, unit agreements or unit operating agreements to which the Assets are subject (collectively, the “Material Agreements”).

(k)	Seller has provided copies to Buyer of all environmental reports, studies, audits, evaluations and notices completed prior to the date of this Agreement and in Seller’s possession, including Phase I Environmental Site Assessments, relating to the Assets.

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(l)	To Seller’s knowledge, all valid calls for payment or prepayment under operating agreements and statutory participation consents to which the Assets are subject that are due and owing by Seller have been made by Seller in all material respects (timely, and before the same became delinquent), and, to the knowledge of Seller, as of the date of this Agreement, all payments with respect to delay rentals, shut-in royalties and royalties due and owing by Seller (and before the same became delinquent) have been made by the operator of such Assets in all material respects other than those delinquent payments that are contested by such operator in good faith in the normal course of business or are held in suspense.

(m)	Neither Seller nor any affiliate of Seller serves as operator of any of the Assets.

(n)	To Seller’s knowledge, no consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller. To Seller’s knowledge, there are no preferential purchase rights covering any of the Assets.

(o)	No operations are being conducted or have been conducted with respect to the Assets as to which Seller has elected to be a non-consenting party under the terms of any applicable operating agreement or non-consent statute.

3.2 Buyer represents and warrants to Seller that:

(a)	This Agreement and the execution and delivery hereof does not, and the consummation of the transactions contemplated hereby will not, violate any provision of any law or regulation (excepting any federal or state antitrust law or regulation as to which no representation or warranty is made) to which Buyer is bound, or any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Buyer or any of its assets or properties is bound, which violation, breach or default would materially adversely affect the business or financial condition of Buyer.

(b)	Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(c)	Buyer has not filed for protection from its creditors under any bankruptcy, reorganization, or other law or statute and no such proceeding is being contemplated or threatened by or against Buyer.

ARTICLE 4 – COVENANTS

4.1 Seller covenants and agrees with Buyer that:

(a)	Seller will continue to make available to Buyer for examination and copying any of the information, materials or documents comprising the Records, as Buyer may reasonably desire, including, but not limited to, production records relating to the Assets, electric logs, mud logs and production logs, and other well records. Seller shall permit Buyer's authorized representatives to consult with Seller's employees during reasonable business hours and to conduct, at Buyer's sole risk and expense, on-site inspections of well-tests and inventories of the Assets.

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(b)	During the period from the date of this Agreement to the date of Closing, without the prior written consent of Buyer, Seller will not convey or dispose of any part of the Assets (other than oil, gas, and other hydrocarbons produced from the Leases and Lands and attributable to the Assets in the regular course of business).

(c)	Prior to the date of Closing, Seller shall carry on its business with respect to the Assets in substantially the same manner as Seller has heretofore, and shall not introduce any new method of operation or accounting with respect to the Assets.

(d)	Without the prior written consent of Buyer, Seller shall not enter into any new agreements or commitments with respect to the Assets which extend beyond the date of Closing, shall not make any capital expenditures on any of the Assets in excess of amounts permitted to be expended in applicable joint operating agreements without authorities for expenditure, and shall not encumber, sell or otherwise dispose of any of the Assets other than personal property which is replaced by equivalent property or consumed in the normal operation of the Assets.

(e)	Seller shall promptly notify Buyer of any demand, suit, action or other proceeding before any court or governmental agency and any cause of action which relates to the Assets or which might result in impairment or loss of Seller's title to any of the Assets.

(f)	Seller shall use reasonable efforts to cause all representations and warranties of Seller in this Agreement to be true and correct on and as of the date of Closing and, to the extent the conditions precedent to the obligations of Buyer are within the control of Seller, shall cause such conditions to be satisfied on or prior to the date of Closing. To the extent the conditions precedent to the obligations of Buyer are not within the control of Seller, Seller shall use reasonable efforts to cause such conditions to be satisfied on or prior to the date of Closing.

(g)	During the period from the date of this Agreement to Closing, Seller shall (i) consult with Buyer with respect to each election proposal or participation request which is received by Seller with respect to any Asset or any new oil and gas well proposed pursuant thereto, and consult with Buyer with respect to all material decisions to be made with respect to the Assets and new oil and gas wells proposed pursuant thereto regarding the incurring of costs for discretionary expenditures for operations for which approval for expenditures are not prepared and (ii) not transfer, sell, hypothecate, encumber, abandon, or otherwise dispose of or terminate any portion of the Assets without the written consent of Buyer.

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(h)	Seller shall cooperate with Buyer and its representatives and shall (i) furnish and provide access to Buyer and its representatives to all such financial, operating and other data and information related to the Assets necessary for Buyer to comply with any applicable requirements for filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended and the rules and regulations of the Securities and Exchange Commission, promulgated thereunder including, but not limited to, joint interest billings and revenue statements, and which Buyer or any of its representatives may reasonably request and (ii) instruct the representatives of Seller to cooperate with Buyer in its investigation and review.

(i)	In recognition of the time that will be expended and the expense that will be incurred by Buyer in connection with the transactions contemplated hereby, Seller will not, and will cause its officers, directors, employees, attorneys, financial advisors, agents or other representatives to not, directly or indirectly, encourage, solicit, engage in negotiations or discussions about, or provide information with respect to, any third party inquiry or proposal relating to the possible direct or indirect acquisition of all or any portion of the Assets from the date of this Agreement through 5:00 P.M., Central Standard Time, on December 13, 2013.

4.2 Buyer covenants and agrees with Seller that:

(a)	Buyer shall cause all representations and warranties of Buyer in this Agreement to be true and correct on and as of the date of Closing and, to the extent the conditions precedent to the obligations of Seller are within the control of Buyer, shall cause such conditions to be satisfied on or prior to the date of Closing. To the extent the conditions precedent to the obligations of Seller are not within the control of Buyer, Buyer shall cause such conditions to be satisfied on or prior to the date of Closing.

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(b)	Notwithstanding anything contained herein to the contrary, all engineering, geological and geophysical data, reports and maps, and all other confidential data provided to Buyer by Seller, whether before or after the date of this Agreement, relating to the Assets shall be treated by Buyer as strictly confidential, and shall not be disclosed to any person, firm or corporation (except in connection with the securing or financing for the purchase of the Assets) without the prior written consent of Seller. In the event the sale hereunder does not close, this covenant shall survive termination of this Agreement; in the event the sale hereunder closes, this covenant shall terminate at Closing. Seller understands and acknowledges that Buyer may solicit third parties to participate in the ownership and operation of the Assets and in connection therewith may disclose to such third parties certain information furnished by Seller to Buyer. In this regard, Buyer shall cause any such third party to treat any and all information furnished to such third party as strictly confidential. Notwithstanding the foregoing, Buyer shall be permitted to make and filings and disclosure required by the Securities and Exchange Commission regarding this Agreement and the transactions contemplated hereby.

(c)	Buyer shall promptly make all regulatory filings to be made by a purchaser.

ARTICLE 5 – TITLE TO ASSETS

5.1 The transfer of the Assets by Seller to Buyer shall be by warranty of title, by, through and under Seller, but not otherwise. Other than the foregoing special warranty, Seller makes no other warranty or representation herein, expressed or implied, statutory or otherwise, with respect to Seller’s title in and to the Assets, and Seller’s conveyance of title to the Assets shall be made without any other express, statutory or implied warranty or covenant whatsoever as to title, description, the existence of encumbrances, or physical condition thereof.

5.2 For purposes of this Agreement,

(a) “Title Defect” means, subject to and except for any Permitted Encumbrances, (i) any discrepancy in Seller's interest in the Assets as set forth in Exhibit A hereto, or (ii) any encumbrance, irregularity or defect in Seller's title to any of the Assets that renders such title not defensible or otherwise would reduce the net revenue interest to be acquired by Buyer in the Leases through this Agreement, as set forth in Exhibit A.

(b) “Permitted Encumbrances” mean (i) defects in the early chain of title consisting of failure to recite marital status; (ii) tax liens and operator’s liens for amounts not yet due and payable or those that are being contested in good faith by Seller in the ordinary course of business; (iii) all rights to consent by, required notices to, filings with or other actions by the applicable governmental agency or entity in connection with the sale or conveyance of oil and gas leases or interests if such consent, notices, filings or other actions are customarily obtained subsequent to the sale or conveyance; (iv) defects or irregularities of title arising out of events or transactions which have been conclusively barred by statutes of limitations or by adverse possession; and (v) defects or irregularities of title pertaining to producing Assets which for a period of ten (10) years or more has not delayed or prevented Seller from receiving its net revenue share of the proceeds from production from such Assets.

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5.3 Buyer shall have until December 6, 2013, at 5:00 P.M. (“Defect Notice Date”), Central Standard Time, within which to examine title to the Assets. If Buyer advises Seller that its title to the Assets is not good and defensible as to any part thereof, Buyer shall by such date and time deliver to Seller with a notice (such notice hereinafter referred to as the "Defect Notice") setting forth the Title Defect(s). The Defect Notice shall be in writing and shall include a detailed description of: (i) the Title Defect(s), (ii) Buyer’s good faith determination as to the allocated value of the Title Defect(s) with respect to, and as a percentage of, the Preliminary Purchase Price, and (iii) the basis for the problem or defect that Buyer believes causes the Assets, or portion thereof, to be defective. If Buyer advises Seller on or before the Defect Notice Date of any Title Defect(s) which renders title to the Assets not good and defensible and the Parties agree that the total combined allocated value(s) of the Title Defect(s) is/are greater than two and one-half percent (2.5%) of the Preliminary Purchase Price, Seller shall have until Closing to attempt to cure any such Title Defect. If Seller shall fail or elect not to satisfy or cure any such title objection on or before Closing, or should a dispute exist between Parties as to whether the total combined allocated value(s) of the Titles Defect(s) are greater than or equal to 2.5% of the Preliminary Purchase Price, then Buyer shall have the option either to: (a) accept title to the Assets for which the Defect Notice was submitted; or (b) terminate this Agreement. Any defect or deficiency concerning Seller’s title to the Assets not asserted by Buyer on or prior to the Defect Notice Date shall be deemed waived by Buyer (which waived defects shall be deemed Permitted Encumbrances).

ARTICLE 6 – ENVIRONMENTAL MATTERS

6.1 For purposes of this Agreement,

(a)	“Environmental Defect” means, with respect to any given Asset, an individual environmental condition identified with specificity by Buyer that constitutes a violation of Environmental Laws or contamination by a Hazardous Substance or Contaminant, excluding, however any environmental conditions deemed not to be Environmental Defects by application of this Article 6.

(b)	“Environmental Laws” means any and all laws, statutes, ordinances, rules, regulations or orders of any federal, state, tribal or local administrative, executive, judicial, legislative, police, regulatory or taxing authority pertaining to health or the environment including, without limitation, the Clean Air Act, as amended, 42 U.S.C. §7401 et seq, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq (“CERCLA”), the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651 et seq, the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §6901 et seq (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, Pub. L. 99-499 100 Stat. 1613, the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101 et seq, the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq (“OPA”), any state laws implementing the foregoing federal laws, and any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance and closure of pits and impoundments, and all other environmental conservation or protection laws in effect as of the date hereof which are applicable to the Assets.

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(c)	“Hazardous Substance” means any (a) “hazardous substance” or “toxic substance” as defined in CERCLA or the Hazardous Materials Transportation Act, 49 U.S.C. §1802; (b) “hazardous waste” as that term is defined by RCRA; (c) any “hazardous waste” or “hazardous waste constituent” as defined in 40 C.F.R. §260–270 specifically including Appendix VII of the subpart B of 40 C.F.R. part 261; (d) any source, special, nuclear or byproduct material as defined in 42 U.S.C. 2070 et seq.; (e) asbestos or an asbestos containing substance; (f) a toxic or hazardous chemical substance that is present in the quantities that exceed exposure standards as those terms are interpreted pursuant to 29 U.S.C. §655 and the rules, regulations and orders promulgated thereunder including, without limitation, 29 C.F.R. part 1910; (g) an acid forming or toxic material regulated pursuant to 30 U.S.C. 1265; (h) a pesticide other than a pesticide registered for general use under Subchapter 2 of Chapter 6 of 7 U.S.C. 136(b); (i) a “hazardous air pollutant” as defined in 42 U.S.C. §7412(1); (j) a chemical substance or mixture for which a finding has been made subjecting it to regulation pursuant to or which is otherwise subject to regulation pursuant to 15 U.S.C. §2604(f) and 2605; (k) an “imminently hazardous chemical substance or mixture” as defined in 15 U.S.C. §2606(f); (l) a “hazardous substance” as defined in 33 U.S.C. §1321(a)(14); (m) a “toxic pollutant” as defined in 33 U.S.C. §1362(13); (n) any pollutant or contaminant or hazardous, dangerous or toxic chemicals materials or substances within the meaning of any other applicable federal, state or local regulation, ordinance or requirement (including consent decrees and administrative order) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste substance or material; (o) polychlorinated biphenyls or substances or compounds containing product chlorinated biphenyls; (p) any other waste, substance or material either (i) identified as of the date of this Agreement as hazardous, dangerous or toxic by the office, agency, department, commission, board, bureau or instrumentality responsible for environmental matters of the state having or exercising jurisdiction over such waste substance or material, (ii) having characteristics or qualities of flammability, corrosivity, carcinogenicity, mutogenicity or toxicity or (iii) that creates or contributes conditions that any governmental agency can require to be subject to remedial action.

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(d)	“Contaminant” means any substances or materials defined as hazardous or toxic or which are regulated or form a basis of liability under any Environmental Law and including, without limitation, solid waste (whether toxic, non-toxic hazardous or non-hazardous), asbestos, polychlorinated biphenyls (PCB’s), crude oil and any refined or unrefined fractions thereof and radioactive substances and including any other material or substance which may constitute a health, safety or environmental hazard.

6.2 Buyer shall have until the Defect Notice Date within which to conduct its environmental due diligence of the Assets, which shall be limited to a review of the records maintained by the applicable governmental authorities. If Buyer, in good faith, determines an Environmental Defect exists, then Buyer may deliver written notice (such notice hereinafter referred to as the “Environmental Defect Notice”) to Seller of the existence of any alleged Environmental Defect. The Environmental Defect notice shall clearly (i) identify the Asset(s) to which it relates, (ii) describe the Environmental Defect in reasonable detail by providing Seller with copies of any and all environmental site assessments and other documentation related to the alleged Environmental Defect, (iii) describe the professional qualifications of the person who determined the alleged Environmental Defect exists, (iv) identify the procedures recommended to correct the Environmental Defect, and (v) include a good faith determination as to the allocated value of the Environmental Defect(s) with respect to, and as a percentage of, the Preliminary Purchase Price, with the computation and information upon which Buyer’s belief is based. If Buyer advises Seller on or before the Defect Notice Date of any Environmental Defect(s) and Parties agree that the total combined allocated value(s) of the Environmental Defect(s) is/are greater than two and one-half percent (2.5%) of the Preliminary Purchase Price, Seller shall have until Closing to attempt to cure any such Environmental Defect. If Seller shall fail or elect not to satisfy or cure any such Environmental Defect on or before Closing, or should a dispute exist between Parties as to whether the total combined allocated value(s) of the Environmental Defect(s) are greater than or equal to 2.5% of the Preliminary Purchase Price, then Buyer shall have the option either to: (a) accept title to the Assets for which the Environmental Defect Notice was submitted; or (b) terminate this Agreement. Any Environmental Defect concerning the Assets not asserted by Buyer on or prior to the Defect Notice Date shall be deemed waived by Buyer.

ARTICLE 7 – CONDITIONS TO CLOSING

7.1 The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver of the condition that all representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the date of Closing, and Buyer shall have performed and satisfied all covenants and conditions required by this Agreement to be performed and satisfied by Buyer at or prior to the date of Closing.

7.2 The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver of the conditions that all representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the date of Closing, and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the date of Closing.

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7.3 The obligations of each Party to consummate the transactions contemplated by this Agreement are subject, at the option of each such Party, to the satisfaction or written waiver by each such party, of the following conditions:

(a)	All necessary consents, permissions, novations and approvals by third parties or governmental authorities (except consents, permissions and approvals of governmental authorities customarily obtained subsequent to transfer) in connection with the sale and transfer by Seller and purchase by Buyer of the Assets and in connection with the transfer by Seller of all permits, agreements and licenses necessary or appropriate for the operation of the Assets, shall have been obtained or waived by the party adversely affected, and all necessary regulatory filings shall have been made.

(b)	At Closing, there shall not be pending or instituted, threatened or proposed, any action or proceeding by or before any court or administrative agency or any other person challenging or complaining of, or seeking to collect damages or other relief in connection with, the transactions contemplated by this Agreement.

(c)	At Closing, no state or federal statue, rule, regulation or action shall exist or shall have been adopted or taken, and no judicial or administrative decision shall have been entered (whether on a preliminary or final basis), which would prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement or make illegal the payments due hereunder.

ARTICLE 8 – CLOSING

8.1 Consummation of the purchase and sale transaction contemplated by this Agreement, (the “Closing”) shall, unless otherwise agreed in writing by Seller and Buyer, either: a) be held at the offices of Seller located at 420 Oil Center, Lafayette, Louisiana 70503, at 10:00 a.m., local time, or b) be conducted via e-mail, on or before December 13, 2013, or at such other date or place as the Parties may agree in writing (herein called “Closing Date”). Time is of the essence, and the Closing Date shall not be extended unless by written agreement of the Parties.

8.2 At Closing:

(a)	Seller shall execute, acknowledge and deliver to Buyer, or Buyer's designee, the instrument entitled “Assignment and Bill of Sale” in substantially the form as set forth in Exhibit D attached hereto and made a part hereof for all purposes (hereinafter referred to as the “Assignment”).

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(b)	Seller and Buyer shall execute and deliver a settlement statement prepared and submitted by Seller to Buyer at least three (3) business days prior to Closing with back-up information sufficient for Buyer to verify the information thereon, and approved by Buyer prior to Closing, which settlement statement shall set forth the Closing Amount (as that term is hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount. The term “Closing Amount” means the Preliminary Purchase Price adjusted as provided for in this Agreement, using for such adjustments the best information then available.

(c)	Buyer and Escrow Agent shall deliver to Seller cash by wire transfer in the amount of the Closing Amount.

(d)	Seller shall deliver to Buyer such information, documents and records relating to the Assets as have not theretofore delivered to Buyer; provided, however, Seller may make and retain copies thereof for the purpose of reviewing the post-closing adjustments described in Section 9.1 below.

(e)	The Parties will execute and deliver any other appropriate assignments, bills of sale, deeds or instruments necessary to transfer the Property to Buyer or to effect and support the transaction contemplated in this Agreement, including, without limitation, any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations.

ARTICLE 9 – OBLIGATIONS AFTER CLOSING

9.1 As soon as is reasonable after the date of Closing, Buyer shall prepare in accordance with this Agreement and with generally accepted accounting principles, a statement (hereinafter referred to as the “Post Closing Statement”) setting forth each adjustment or payment that was not finally determined at Closing, and showing the calculation of the final sales price based thereon (hereinafter referred to as the “Final Purchase Price”). Buyer shall submit the Post Closing Statement to Seller and shall afford Seller access to Buyer's records pertaining to the computation of the Post Closing Statement. As soon as is reasonably practicable after the receipt of the Post Closing Statement, but in no event longer than 45 days from date of receipt, Seller shall deliver to Buyer a written report containing any changes that Seller proposes to make to the Post Closing Statement. Seller and Buyer shall agree with respect to the amount due pursuant to such post closing adjustment no later than 90 days after the date of Closing. The date upon which said agreement is reached shall be hereinafter referred to as the “Settlement Date”. In the event that (a) the Final Purchase Price is more than the amount delivered to Seller at Closing, Buyer shall pay, within 30 days subsequent to the Settlement Date, to Seller, by wire transfer, the amount of such difference, if any, or (b) the Final Purchase Price is less than the amount delivered to Seller at Closing, Seller shall pay, within 30 days subsequent to the Settlement Date, to Buyer, by wire transfer, the amount of such difference, if any.

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9.2 Buyer shall pay all sales taxes occasioned by the sale of the Assets, if any, and Buyer shall pay all documentary, filing and recording fees required in connection with the filing and recording of any assignments or other recordable instruments to be executed at Closing or thereafter.

9.3 Promptly after Closing, Buyer shall file the Assignment for record in each of the counties wherein the Lands are located.

9.4 After Closing, Seller and Buyer shall execute, acknowledge and deliver such other instruments and take such further action as may be deemed by Buyer as necessary, advisable or appropriate to carry out the intent and purposes of the transactions contemplated by this Agreement and the respective obligations of Buyer and Seller hereunder or as may be necessary to provide Buyer with the use and enjoyment of the Assets.

ARTICLE 10 –OBLIGATIONS AND INDEMNITIES

10.1 Seller does hereby assume and agree to pay, perform, fulfill and discharge all Retained Obligations and will hold Buyer and its officers, members, managers and employees harmless therefrom. “Retained Obligations” shall mean all Seller’s interest in or connection to any claim or liability that arises out of the Seller’s ownership, operation or use of the Assets prior to the Effective Time related to: (i) the payment of operating expenses; (ii) the payment of the Outstanding AFEs, insofar as the Outstanding AFEs relate to the drilling and completion of the Wells from which production has commenced before the Effective Time; (iii) all liabilities, duties and obligations, express or implied, imposed upon Seller under the provisions of the Leases; and (iv) all of Seller’s obligations to indemnify Buyer arising under this Agreement.

10.2 Buyer does hereby assume and agree to pay, perform, fulfill and discharge all Assumed Obligations and indemnify and hold Seller and its officers, members, managers and employees harmless therefrom. “Assumed Obligations” shall mean Buyer’s interest in or connection to any claim or liability of whatever nature that arises out of the ownership, operation or use of the Assets after the Effective Time, including, without limitation, Buyer’s proportional share of the obligation to (i) plug and abandon or remove and dispose of all wells, structures, flow lines, pipelines and other equipment now or hereafter located on the Leases, (ii) cap and bury all flow lines and other pipelines now or hereafter located on the Leases; (iii) restore the premises constituting the Leases; and (iv) all environmental claims or liabilities which relate to or arise with respect to the Leases and Lands, arising prior to or after the Effective Time, including without limitation the obligation to dispose of naturally occurring radioactive material and all other pollutants, wastes, contaminants or hazardous, extremely hazardous or toxic materials, substances, chemical or wastes; and all of Buyer’s obligations to indemnify Seller arising under this Agreement.

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10.3 Seller’s Indemnity. SELLER AGREES TO INDEMNIFY, DEFEND AND HOLD BUYER AND EACH OF ITS PARTNERS, SHAREHOLDERS, MANAGERS, MEMBERS, EMPLOYEES, OFFICERS, DIRECTORS AND REPRESENTATIVES (“BUYER INDEMNITEES”) HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS CAUSED BY, RELATED TO, ATTRIBUTABLE TO OR ARISING OUT OF (I) THE RETAINED OBLIGATIONS, (II) SELLER’S BREACH OF ITS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3, OR (III) SELLER’S BREACH OF ITS COVENANTS CONTAINED IN THIS AGREEMENT. THE DEFENSE AND INDEMNITY OBLIGATIONS PROVIDED BY THIS SECTION SHALL APPLY REGARDLESS OF THE SOLE OR PARTIAL OR COMPARATIVE OR CONCURRENT OR OTHER FAULT, NEGLIGENCE OR STRICT, PRE-EXISTING OR OTHER LIABILITY ON THE PART OF BUYER. ADDITIONALLY, THE DEFENSE AND INDEMNITY OBLIGATIONS PROVIDED BY THIS SECTION SHALL APPLY REGARDLESS OF THE NATURE OF THE OBLIGATIONS OF BUYER, BE THEY IN TORT, CONTRACT, QUASI-CONTRACT, STATUTORY OR OTHERWISE.

10.4 Buyer’s Indemnity. BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER AND SELLER’S AFFILIATES AND EACH OF THEIR SHAREHOLDERS, MANAGERS, MEMBERS, EMPLOYEES, OFFICERS, DIRECTORS AND REPRESENTATIVES (“SELLER INDEMNITEES”) HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS CAUSED BY, RELATED TO, ATTRIBUTABLE TO OR ARISING OUT OF THE (I) ASSUMED OBLIGATIONS, (II) BUYER’S BREACH OF ITS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3, OR (III) BUYER’S BREACH OF ITS COVENANTS CONTAINED IN THIS AGREEMENT. THE DEFENSE AND INDEMNITY OBLIGATIONS PROVIDED BY THIS SECTION SHALL APPLY REGARDLESS OF THE SOLE OR PARTIAL OR COMPARATIVE OR CONCURRENT OR OTHER FAULT, NEGLIGENCE OR STRICT, PRE-EXISTING OR OTHER LIABILITY ON THE PART OF SELLER. ADDITIONALLY, THE DEFENSE AND INDEMNITY OBLIGATIONS PROVIDED BY THIS SECTION SHALL APPLY REGARDLESS OF THE NATURE OF THE OBLIGATIONS OF SELLER, BE THEY IN TORT, CONTRACT, QUASI-CONTRACT, STATUTORY OR OTHERWISE.

ARTICLE 11 – CASUALTY LOSS

If all or any part of the Assets shall be materially damaged, destroyed or abandoned prior to the date of Closing, Seller shall immediately notify Buyer, and Buyer shall have the right and option of terminating this Agreement, if such damage, destruction or abandonment shall result in a diminution of the market value of the Assets by more than two and one-half percent (2.5%) of the Preliminary Purchase Price.

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ARTICLE 12 – LIKE-KIND EXCHANGES

Each Party consents to the other Party’s assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.1031(k)-l(g)(4)(v) of the Treasury Regulations) and/or to its Qualified Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2007-37 issued effective September 15, 2000) in connection with effectuation of a like-kind exchange, in whole or in part, as provided in Section 1031 of the Code and the Treasury Regulations thereto, and if applicable, Rev. Proc. 2000-37, 2000-2 C.B. 308 (Sept. 18, 2000), as amended by Rev. Proc. 2004-51, 2004-33 I.R.B. 294 (Jul. 20, 2004) (a “Like-Kind Exchange Transaction”). However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary or Qualified Exchange Accommodation Titleholder does not release either Party from any of its respective liabilities and obligations to the other Party under this Agreement, including, without limitation, indemnities, warranties, representations or covenants set forth in this Agreement. If requested by the other Party, each Party agrees to cooperate with the other Party (to the extent reasonable) to attempt to structure the transaction as a Like-Kind Exchange Transaction. If a Like-Kind Exchange Transaction occurs, the Parties recognize that IRS Form 8824, Like-Kind Exchanges, will be required to be filed, and each Party consents to the filing of such Form and will fully cooperate, to the extent necessary, with the other Party in filing such Form

ARTICLE 13 – MISCELLANEOUS

13.1 All of the Exhibits referred to in this Agreement are hereby incorporated herein by this reference.

13.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs or successors and assigns.

13.3 Any notice required or permitted to be given hereunder shall be deemed to have been properly given (a) three days after deposited in the United States Mail, with first-class postage affixed, (b) immediately upon receipt of an email or a facsimile, (c) immediately upon receipt via Federal Express or by Express Mail, or (d) immediately upon receipt of Certified or Registered United States Mail, Return Receipt Requested, all of which shall be addressed to the party to whom notice is intended at the following address of each party:

If to Seller:

CP Exploration, LP

420 Oil Center

Lafayette, LA 70503

Attention: Tom Powell

Facsimile: (337) 988-0998

E-mail: tpowell@tdoil.com

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If to Buyer:

Black Ridge Oil & Gas, Inc.

10275 Wayzata Boulevard, Suite 310

Minnetonka, MN 55305

Attention: Mike Eisele

Facsimile: (952) 303-5706

E-mail: mike.eisele@blackridgeoil.com

or at such other address as may from time to time be designated by Seller or Buyer in writing.

13.4 This Agreement may not be amended nor any rights hereunder be waived except by an instrument in writing signed by Seller and Buyer.

13.5 If any provision of this Agreement shall be held illegal or invalid, this Agreement shall be construed and enforced as if such illegal or invalid provision had not been contained herein.

13.6 The provisions hereof constitute the complete agreement of Seller and Buyer with respect to the subject matter hereof and supersede all previous agreements, understandings and/or negotiations between Seller and Buyer, whether written or oral, with respect thereto. Words in the singular form in this Agreement shall be construed to include the plural and vice versa.

13.7 This Agreement is governed by the laws of the State of North Dakota.

[Signature Page follows.]

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IN WITNESS WHEREOF, this Agreement is executed as of the date first above written and effective as of the Effective Time.

SELLER:

CP EXPLORATION, LP

By: CP Exploration Management, LLC

Its: General Partner

/s/ Tom L. Powell, IV

By: Tom L. Powell, IV

Title: Manager

BUYER:

BLACK RIDGE OIL & GAS, INC.

/s/ Ken DeCubellis

By: Ken DeCubellis

Title: CEO

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